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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K
                                 Current Report
                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934

                                  June 24, 2004
                        (Date of earliest event reported)


                         GRIFFIN LAND & NURSERIES, INC.
               (Exact name of registrant as specified in charter)


DELAWARE                              0-29288               06-0868496
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(State or other jurisdiction         (Commission           (IRS Employer
   of incorporation)                  File Number)         Identification No.)


ONE ROCKEFELLER PLAZA, NEW YORK, NEW YORK                         10020
-----------------------------------------                         -----
(Address of principal executive offices)                          (Zip Code)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE              (212) 218-7910
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          (Former name or former address, if changed since last report)

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Item 9.          Regulation FD Disclosure
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At the 2004 Annual Stockholders Meeting of Griffin Land & Nurseries, Inc.
("Griffin") held today, Frederick M. Danziger, President and Chief Executive Officer of Griffin discussed Griffin's recently completed sale of its investment in Centaur Communications, Ltd. Mr. Danziger stated that from the sale proceeds, Griffin paid down all of its revolving credit debt and will have approximately $30 million in cash and liquid investments remaining from that sale after all income tax payments. Mr. Danziger then stated that Griffin's current plan is to seek to use the cash for additional real estate investment, however, there are no specific acquisitions planned at this time. Such investment may or may not occur based on many factors, including real estate pricing, which Mr. Danziger stated he believes to be relatively high at the present time.

Mr. Danziger also commented on fiscal 2004 sales at Imperial Nurseries, Inc. ("Imperial"), Griffin's landscape nursery business, stating that current year sales through the second quarter are about equal to those for the comparable period last year. Mr. Danziger added that because most of Imperial's annual sales are made in the spring, it is unlikely that the 2004 full year sales will show a significant increase over 2003.

In discussing Griffin's real estate division, Griffin Land, Mr. Danziger stated that Griffin Land had recently leased 54,000 square feet of its new 117,000 square foot industrial building and also recently leased 16,000 square feet of its 50,000 square foot office building that was previously unleased.


                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              GRIFFIN LAND & NURSERIES, INC.


                              /s/  Anthony J. Galici
                              ----------------------
                              Anthony J. Galici
                              Vice President, Chief Financial Officer and
                              Secretary

Dated:  June 24, 2004

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